As filed with the Securities and Exchange Commission on March 8, 2013
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

RPX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-2990113 (IRS Employer Identification No.)
One Market Plaza
Suite 800
San Francisco, CA 94105
(Address of Principal Executive Offices) (Zip Code)
___________________

RPX Corporation 2011 Equity Incentive Plan
(Full title of the plan)
___________________

Copy to:
John A. Amster Chief Executive Officer One Market Plaza Suite 800 San Francisco, CA 94105 (Name and address of agent for service) (866) 779-7641 (Telephone number, including area code, of agent for service)	Bennett L. Yee, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Boulevard Redwood City, CA 94063 (650) 321-2400
___________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Options and Rights to Purchase Common Stock	1,000,000	N/A	N/A	N/A
Common Stock, $0.0001 par value	1,000,000 shares (2)	$12.18 (3)	$12,180,000	$1,661.36

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the RPX Corporation 2011 Equity Incentive Plan (the “2011 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the outstanding shares of Registrants Common Stock.

(2)	Represents shares of Common Stock reserved for future issuance under the 2011 Plan.
(3)
Estimated in accordance with Rule 457(c) promulgated under the1933 Act solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low price per share of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on March 5, 2012.

PART II

Information Required in the Registration Statement
Item 3.    Incorporation of Documents by Reference
RPX Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 8, 2013, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(a)	The Registrant’s Current Report on Form 8-K filed with the SEC on February 12, 2013; and

(b)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement No. 001-35146 on Form 8-A filed with the SEC on April 18, 2011, pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4.    Description of Securities
Not applicable.
Item 5.    Interests of Named Experts and Counsel
Not applicable.
Item 6.    Indemnification of Directors and Officers
The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.
Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.
The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. In addition, certain of our directors representing investment funds have contractual indemnification rights provided by their investment funds in connection with their service on our board of directors.
The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8.    Exhibits

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of Registrant’s Registration Statement on Form S-1, originally filed with the SEC on January 21, 2011 (File No. 333-171817)).

4.2
Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 of Registrant’s Registration Statement on Form S-1/A, originally filed with the SEC on April 18, 2011 (File No. 333-171817)).

4.3
Form of Common Stock Certificate evidencing shares of common stock of the Registrant (incorporated by reference to Exhibit 4.2 of Registrant’s Registration Statement on Form S-1/A, originally filed with the SEC on April 29, 2011 (File No. 333-171817)).

5.1	Opinion of Martin E. Roberts, Esq.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Martin E. Roberts, Esq. is contained in Exhibit 5.1.
24.1	Power of Attorney. Reference is made to page II-5 of this Registration Statement.
99.1
RPX Corporation 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 of Registrant’s Registration Statement on Form S-1/A, originally filed with the SEC on March 7, 2011 (File No. 333-171817)).

Item 9.    Undertakings
A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 8th day of March, 2013.

RPX CORPORATION

By:	/s/ John A. Amster
John A. Amster
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
That the undersigned officers and directors of RPX Corporation, a Delaware corporation, do hereby constitute and appoint John A. Amster and Martin E. Roberts, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the 1933 Act, and any rules or regulations or requirements of the SEC in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Amster	Chief Executive Officer; Director (Principal Executive Officer)	March 8, 2013
John A. Amster

/s/ Adam C. Spiegel	Chief Financial Officer (Principal Financial and Accounting Officer)	March 8, 2013
Adam C. Spiegel

/s/ Geoffrey T. Barker	Executive Director	March 8, 2013
Geoffrey T. Barker

/s/ Izhar Armony	Director	March 8, 2013
Izhar Armony

/s/ Shelby W. Bonnie	Director	March 8, 2013
Shelby W. Bonnie

/s/ Steven L. Fingerhood	Director	March 8, 2013
Steven L. Fingerhood

/s/ Randy Komisar	Director	March 8, 2013
Randy Komisar

/s/ Thomas O. Ryder	Director	March 8, 2013
Thomas O. Ryder

/s/ Sanford R. Robertson	Director	March 8, 2013
Sanford R. Robertson

/s/ Giuseppe Zocco	Director	March 8, 2013
Giuseppe Zocco

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of Registrant’s Registration Statement on Form S-1, originally filed with the SEC on January 21, 2011 (File No. 333-171817)).

4.2
Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 of Registrant’s Registration Statement on Form S-1/A, originally filed with the SEC on April 18, 2011 (File No. 333-171817)).

4.3
Form of Common Stock Certificate evidencing shares of common stock of the Registrant (incorporated by reference to Exhibit 4.2 of Registrant’s Registration Statement on Form S-1/A, originally filed with the SEC on April 29, 2011 (File No. 333-171817)).

5.1	Opinion of Martin E. Roberts, Esq.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Martin E. Roberts, Esq. is contained in Exhibit 5.1.
24.1	Power of Attorney. Reference is made to page II-5 of this Registration Statement.
99.1
RPX Corporation 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.25 of Registrant’s Registration Statement on Form S-1/A, originally filed with the SEC on March 7, 2011 (File No. 333-171817)).